Exhibit 10.59

VODAVI KEY SYSTEM AGREEMENT

This AGREEMENT is made and entered into on the 1st day of January, 2005, by and between LG Electronics Inc., a corporation organized and existing under the laws of the Republic of Korea (hereinafter referred to as LGE), and Vodavi Communication Systems, Inc., a subsidiary of Vodavi Technology, Inc., a Delaware corporation (hereinafter referred to as “Vodavi”).

RECITAL

WHEREAS, LGE is in a position to supply for sale in the Territory (as hereinafter defined) certain Products (as hereinafter defined) manufactured by LGE.

WHEREAS, Vodavi has the facilities, the personnel and experience to undertake the distribution of such Products.

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge, it is agreed as follows:

1.	APPOINTMENT

LGE hereby grants to Vodavi the exclusive right to distribute and sell the Products in the Territory, which means the United States of America, the Caribbean Islands(except Cuba) and Canada, and non-exclusive right to distribute and sell STS in Mexico during the term of the Agreement and Vodavi accept such right.

2.	PRODUCTS AND MODELS

a.	The terms Product, Products, and Models as used in this Agreement mean certain key systems, hybrid key systems, IP key systems, key telephones, IP key telephones, their associated parts and peripherals to make up an entire system and maintenance parts, jointly developed by the parties, that are manufactured by LGE and that will be sold by Vodavi under its trademarks and brand names in the Territory.

The Products are categorized as follows:

•	Starplus STS Systems and associated telephones and components

•	Vodavi XTS Systems and associated telephones and components

•	Telenium IP Systems and associated telephones and components

•	V44 Systems and Components

•	Analog – Digital Voice Mail Systems

b.	Notwithstanding the provisions of Section 1, LGE may pursue relationships with other potential customers in the Territory so long as that Product sold to other customers is clearly differentiated from Vodavi’s Product, utilizing different software, utilizing different designed plastics for the telephones and associated terminals, and that the circuit boards will not be plug compatible in the key service units (KSU’s).

c.	In the event Vodavi requests LGE to develop a new and proprietary Product for introduction to the market in the Territory, the cost of the sample working models and the dies necessary for the production of such new proprietary Product shall be borne by Vodavi. The development and related cost for development will be mutually agreed upon between the parties for each such development and Vodavi shall provide LGE with the information necessary for a new development such as functional specification, unit application detail specifications (UADS), target cost and forecast quantities for purchase.

d.	Vodavi may want to provide LGE with a manufacturing package to contract manufacture Vodavi designed and developed products from time to time. Any such product developed by Vodavi will be proprietary to Vodavi and will not be manufactured by LGE for any other purpose except for use by Vodavi. Vodavi will consider a licensing agreement with LGE for any product developed by Vodavi at the request of LGE. Terms and conditions of any such licensing agreement will be addressed and mutually agreed upon by the parties for each individual case as the need by LGE might arise.

e.	Any tools or dies purchased by Vodavi for the development of housings or plastics to be used as terminals will be considered the proprietary property of Vodavi, will not be used by LGE for any other purpose than for producing Product for Vodavi without the prior written consent of Vodavi, and will be returned to Vodavi at the request of Vodavi.

3.	TERM OF AGREEMENT

a.	This Agreement shall be effective on the execution date hereon and unless terminated earlier as provided herein, will remain in full force and effect until December 31, 2009.

b.	The expiration of the term of this Agreement will not affect the obligations of either party to the other party pursuant to any Purchase order previously delivered to and accepted by LGE, and the terms and conditions of this Agreement will continue to apply to such Purchase Orders as if this Agreement had not expired.

4.	PURCHASE PROJECTION

Vodavi makes the following purchase projection during the Contract Period. “ First (1) Year” shall mean the period commencing on the date of first shipment and having a duration of one year: and thereafter the period commencing in each subsequent year on the corresponding date having a duration of one year.

1ST Year	2ND Year	3rd Year	4th Year	5TH Year
$18,000,000	$18,900,000	$19,900,000	$20,800000	$21,800,000

5.	PRICES

a.	The prices for all current Products are set forth in Exhibit A. Prices for new Products added to this Agreement will be mutually agreed upon by the parties and will be added to Exhibit A from time to time as the need arises. The prices of the Products shall not include any sales, use or excise tax of any jurisdiction in the destination country, which if applicable, are the responsibility of Vodavi. The prices shall be F.O.B. Korean Seaport/F.C.A. Korean Airport. All field trial products will be 50% of F.O.B. price.

b.	LGE may want to increase prices from time to time and Vodavi may want to decrease prices from time to time based on the competitiveness of the Products as determined by the market in the Territory. Any changes in price must be mutually agreed upon by the parties prior to any price changes taking effect. Any price increases must be mutually agreed upon one hundred twenty (120) days in advance of the effective price change date to allow Vodavi time to adjust its sales strategy and customer pricing.

6.	PAYMENT

a.	All payments for the sale of the products shall be made in U.S. Dollars and the terms will be 60 days from the on board date.

b.	Vodavi shall pay the interest which will be charged at daily basis for some deferred payment, if any, from the due date of each payment. The interest of such deferred payment will be calculated by the following formula.

1)	In case that Vodavi informs LGE to postpone the payment with the written notice to LGE showing the requested period of postponement five(5) banking days prior to the due date:

	DEFERRED	DAYS	(LIBOR + 1.5 + 2)
		X
INTEREST RATE =	360		100

•	LIBOR: Three (3) months LIBOR New York closing rate on invoicing date.

2)	In case that the payment is delayed without Vodavi’s prior notice to LGE.

	DEFERRED	DAYS	21
		X
INTEREST RATE =	360		100

7.	PURCHASE ORDERS AND FORECASTS

a.	Purchases and sales between the parties hereto under the Agreement shall be affected by the placement of Purchase Orders (P/Os) by Vodavi and of acceptance thereof by LGE. Vodavi shall issue the P/Os ninety (90) days prior to Vodavi’s requested on-board date by e-mail transmission addressed to LGE. Notice of acceptance of any P/O or rejection of items for any reason shall be sent to Vodavi within fourteen (14) days after the receipt by LGE of the P/O. LGE will acknowledge the on-board date to Vodavi within fourteen (14) days after the receipt of the P/O by LGE. If LGE fails to acknowledge any P/O within fourteen (14) days after the receipt of such order, then the requested on-board date shall be the acknowledged on-board date.

b.	Except to the extent that other terms and conditions are agreed to in writing signed by both parties and specifically stating that such other terms and conditions shall apply in lieu of or in addition to the terms and conditions provided for herein, and notwithstanding anything to the contrary provided in Vodavi’s Order or in LGE acknowledgement thereof, each Order from Vodavi shall be subject only to the terms and conditions set forth in this Agreement.

c.	Vodavi shall release P/Os and a MRP reflecting the forecast to LGE within the first week of each month.

8.	DELIVERY OF PRODUCTS

a.	LGE shall on board the Products by the date or dates acknowledged by LGE to Vodavi. In the event that LGE’s actual delivery date of the P/O is delayed more than ten (10) days past LGE’s acknowledged on-board date. LGE will pay the freight expense for air shipment if requested by Vodavi. In the event LGE fails to ship within one hundred twenty (120) days ARO, LGE will pay their freight plus a penalty based on the following formula:

P/O VALUE OF DELAYED PRODUCT	X	DELAYED DAYS	X	21

		360		100

b.	Unless otherwise agreed by Vodavi, LGE shall for all P/Os placed hereunder: (1) ship P/Os complete unless instructed otherwise, (2) ship to the destination designated in the P/O in accordance with Vodavi’s specific instructions. (3) ensure that all subordinate documents bear Vodavi’s P/O number, (4) enclose a packing memorandum and when more than one package is shipped, identify the package containing such packing memorandum, and (5) mark Vodavi’s P/O number on all packages and shipping papers.

c.	All Products purchased shall be packed by LGE, at no additional charge to Vodavi, in containers adequate to prevent damage during shipping, handling and storage.

9.	SCOPE

a.	Subject to the terms of this Agreement, LGE shall sell to Vodavi such Products described herein as are ordered by Vodavi hereunder, and such other Products as are ordered by Vodavi hereunder, and such other Products as the parties may agree to include hereunder. All P/Os must be consistent with this Agreement including Exhibit A unless mutually agreed to in writing by the parties.

b.	Each such P/O shall be numbered and shall include at least the following items, as applicable to the Products covered by such P/O:

(1)	The date of the P/O,

(2)	The incorporation of this Agreement by reference,

(3)	A complete list of the products covered by the P/O, specifying, attaching or referencing the quantity, model number, program name or identification number

(4)	The price of each Product discount (if any),

(5)	The address to which LGE’s invoice shall be sent,

(6)	Shipping instructions,

(7)	The destination to which the products will be delivered and the date and time the shipment goes on board and scheduled delivery.

(8)	Any special terms and conditions mutually agreed upon.

10.	TITLE AND RISK OF LOSS

The prices of the products shall not include any sales, use or excise taxes of any jurisdiction in the destination country, which if applicable, are the responsibility of Vodavi. The prices shall be F.O.B. Korean Seaport/F.C.A. Korean Airport. Upon delivery, the title and risk of loss passes to Vodavi and all charges and expenses incurred thereafter shall be for the account of Vodavi (including insurance coverage and expenses for the point of passage of the title).

11.	PROPRIETARY INFORMATION

No information furnished by Vodavi to LGE or by LGE to Vodavi hereunder or in contemplation hereof shall be considered to be confidential or proprietary unless it is conspicuously marked as such. If either party provides the other party with any proprietary or confidential information which is conspicuously marked as such, during the term of this Agreement they shall use the same degree of care to prevent its use by or disclosure to others as they use with respect to their own proprietary or confidential information.

Notwithstanding the above paragraph, the obligations with respect to the confidential or proprietary information shall not apply to any information which either party can show:

(a)	is already in the possession the other party; or

(b)	is independently developed by the other party; or

(c)	is or becomes publicly available without breach of this Agreement by the other party; or

(d)	is rightfully received by the other party from a third party not under an obligation of confidence to the party with respect thereto; or

(e)	is released for disclosure by the other party with its written consent; or

(f)	is disclosed pursuant to the requirement of a government agency or operation of law, provided that each party is obligated to use its best efforts to prevent disclosure under such circumstances; or

(g)	is furnished to a third party by the other party without a similar restriction on the third party’s rights; or

(h)	is readily discernible from any product or service reasonably available in commerce.

12.	ACCESS

a.	Vodavi’s Premises:

LGE shall, when appropriate, have reasonable access to Vodavi’s premises during normal business hours and at such other times as may be agreed upon by the parties in order to enable LGE to perform its obligations under the Agreement. LGE shall coordinate such access with Vodavi’s designated representative prior to visiting such premises.

b.	LGE’s Premises:

Vodavi shall, upon reasonable prior notice to LGE and at no additional charge, have reasonable access to LGE’s premises during normal business hours in order to observe LGE’s work with respect to the Products. Vodavi’s notice shall specify the purpose of the visit.

13.	PATENTS

No licenses, express or implied, under any patents are granted by Vodavi to LGE or by LGE to Vodavi hereunder.

14.	MARKING

a.	Where applicable, all Products shall be marked for identification purposes at no charge as follows:

(1)	with model numbers and

(2)	date code of manufacture

(3)	serial number

(4)	bar code where required

b.	LGE will provide existing product marking for all Products in Exhibit A. LGE agrees to add any other identification requested by Vodavi at charges to be agreed upon.

15.	INSIGNIA

Upon Vodavi’s written request, certain of Vodavi’s insignia shall be property affixed by LGE to the Products furnished. Such insignia shall not be affixed, used or otherwise displayed on the products furnished or in connection herewith without Vodavi’s written approval. The manner in which such insignia will be affixed must be approved in writing by Vodavi. LGE hereby acknowledges and agrees that all registered trade names, trademarks, service marks, brand names, logos and other identifying names or marks of a proprietary nature currently being utilized by Vodavi (collectively, the “Trademarks”) are legal and validly existing Trademarks. LGE hereby further agrees that such Trademarks will not be challenged or utilized by LGE for any purpose except those previously approved in writing by Vodavi.

LGE hereby acknowledges and agrees that the terms and conditions of this Section 15 shall survive the termination date of this Agreement and shall remain in effect and enforceable.

16.	ACCEPTANCE TESTS

Prior to initiating volume manufacture of Products, Vodavi shall have the right to conduct acceptance tests, at its expense, which may include but are not limited to technical acceptance tests and consumer acceptance tests.

17.	CHANGES AND SUSPENSIONS

LGE may not, without Vodavi’s prior written consent, make any changes to form, fit, function and quantities with respect to the Products specified in any Order hereunder. If LGE makes any changes without

Vodavi’s consent, LGE shall be liable for any consequential damages arising as the result of those changes. Under no circumstances shall LGE make any changes whatsoever to contract manufactured products without the written consent of Vodavi.
18.	QUALITY CONTROL INSPECTION AND TESTING

Products furnished hereunder by LGE shall be tested and inspected by LGE prior to shipment. LGE agrees to perform required quality control functions to assure conformance to Vodavi’s existing Quality Specifications. LGE shall maintain a quality control system designed to identify, correct and prevent specific quality deficiencies. LGE’s standard inspection records are to be maintained by LGE and made available to Vodavi upon request.

19.	ACCEPTANCE OR REJECTION

Any Products determined to be defective in materials or workmanship or not to conform to the applicable specifications will be repaired or replaced, at LGE’s option, through one or more of the following methods: (i) by LGE, at its expense, upon return of any defective Products units to LGE; (ii) by LGE’s appointment of a third party contractor to correct any such discovered defects at LGE’s expense; or (iii) by Vodavi, at its respective facilities, at a mutually agreed price to be paid by LGE.

a.	No return of Products will be accepted without a return material authorization number (an “RMA#”) which will be promptly issued by LGE, together with a statement of LGE’s election pursuant to this Section 19 as to the manner in which such allegedly defective Products will be repaired or replaced, within five (5) working days after LGE’s receipt of Vodavi’s written request for any such RMA#. Actual repair or replacement activity must be initiated within fifteen (15) working days from Vodavi’s request.

b.	Any Products returned must be in their original shipping cartons and must be complete with all packing materials. A complete description regarding that nature of any alleged defect must be included with all returned Product units.

c.	If any Products returned are found to conform to the warranties set forth herein, then the party returning such items shall promptly reimburse LGE for its reasonable expenses incurred in handling and processing any such claim and such items shall be returned at the risk and expense of Vodavi.

d.	If LGE does not receive a written notice describing the non-conformance within thirty (30) days after Vodavi’s receipt of product, the products shall be deemed accepted.

20.	WARRANTIES

a.	LGE warrants that:

(1)	LGE has good title to the Products and the Products are free from any claim, lien, encumbrance, or security interest (other than any purchase money security interest to secure the payment of the price by Vodavi). LGE is not liable for any claims involving Vodavi designs.

(2)	The Products are free from latent and patent defects in design, materials, or workmanship.

b.	The warranties set forth in sub-paragraph (2) above (their “Product Warranty”) shall remain in effect for the duration of the Warranty Period of sixty (60) months from the date of receipt of the Products at Vodavi’s warehouse.

c.	At any time during the applicable Warranty Period, LGE shall repair any Product or component thereof which does not conform to the Product Warranty or any provision thereof (hereinafter “defective product”).

d.	As an alternative to repairing a defective Product as provided in Paragraph C with Vodavi’s consent and at LGE’s option, LGE may replace such Product. Unless otherwise agreed, such replacement shall be completed within forty-five (45) days after Vodavi has given LGE notice of the defective Product.

e.	The replacement or repair of a Product pursuant to this section shall not extend or shorten the Warranty Period in effect when such Product was originally sold to Vodavi hereunder, provided that the Product Warranty for each repaired or replacement Product shall remain in effect no less than ninety (90) days after delivery.

f.	LGE shall not believable under the Product Warranties for any defect which was caused by the mishandling, abuse, misuse, or improper storage of a Product.

g.	Vodavi’s exclusive remedy for breach of the Product Warranty shall be repair or replacement of the defective Product in accordance with paragraphs (b) through (e) above. LGE will not be liable for incidental or consequential damages.

h.	No other warranties express or implied, including the warranty of merchantability and fitness for a particular purpose will apply to the Products.

i.	Unless otherwise specified herein. LGE’s and Vodavi’s warranties shall survive the termination of this agreement and shall remain in effect for a period of five (5) year following termination of this Agreement.

j.	Warranty paragraphs (b) through (i) only apply to those Products that are sold to Vodavi with warranty.

21.	CONTINUING AVAILABILITY OF MAINTENANCE, REPLACEMENT AND REPAIR PARTS

a.	LGE agrees to offer for sale to Vodavi during the term of this Agreement and, unless otherwise specified, for a Support Period of five (5) years from date of manufacture discontinuance, maintenance, replacement, and repair parts, which have been specified in Exhibit B.

b.	If LGE fails to supply such parts or LGE is unable to obtain another source of supply for Vodavi, LGE shall notify Vodavi of its inability on hundred twenty (120) days prior to the inability and then such inability shall be considered non-compliance with this section, and Vodavi shall be entitled to require LGE to provide Vodavi with the technical information or any other rights required on a non-exclusive basis, so that Vodavi can have manufactured or can obtain such parts from other sources.

c.	Such technical information shall include, by example and not by way of limitation: (a) manufacturing drawings and specifications of raw materials and components comprising such parts, (b) manufacturing tooling and drawings and specifications (at the expenses agreed upon by both parties) covering the operation thereof, (c) a detailed list of all commercially available parts and components purchased by LGE, disclosing the part number, name and location of the supplier and price lists for the purchase thereof.

22.	TERMINATION AND CANCELLATION

If either party is in material default of any of its obligations under this Agreement and such default continues for sixty (60) days after written notice thereof is received by the party alleged to be in default, such non-defaulting party may terminate this Agreement without liability to the other party, except as the alleged breaching party may dispute the alleged default in time and should be allowed to resolve the alleged default by arbitration.

23.	ASSIGNMENT

Except as otherwise provided in this Agreement neither party shall assign its right under this Agreement or any Order hereunder without the prior written consent of the other party.

24.	INDEPENDENT CONTRACTOR

LGE and Vodavi hereby declares and represents that each is engaged in an independent business and will perform its obligations under this Agreement as an independent contractor and not as the agent or employee of the other, that the persons performing the services hereunder are not agents or employees of the other, that each has and hereby retains the right to exercise full control of the supervision over the performance of their obligations hereunder and full control over the employment, direction, compensation and discharge of all employees assisting in the performance of such obligations; that LGE and Vodavi will be solely responsible for all matters relating to payment of such unemployment, disability insurance, social security, withholding and all other federal, state and local laws, rules and regulations governing such matters; and that LGE and Vodavi will be responsible for their own acts and those of their agents, employees and contractors during the performance of their obligations under this Agreement.

25.	AMENDMENTS

No provision of this Agreement or any Order shall be deemed amended or modified by either party, unless such waiver, amendment or modification is in writing and signed by an authorized representative of the party against who it is sought to enforce such waiver, amendment or modification.

26.	SEVERABILITY

If any of the provisions of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable the entire Agreement, but rather the entire agreement shall be construed as if not containing the particular invalid or unenforceable provision or provisions and the rights and obligations of LGE and Vodavi shall be construed and enforced accordingly.

27.	GOVERNING LAW

The laws of the State of Arizona, U.S.A. shall govern all questions related to the execution, construction validity, interpretation, performance of this Agreement and to all other issues or disputes arising hereunder.

28.	ARBITRATION

All disputes, controversies, or differences which may arise between the parties, out of or in relation to or in connection with this Agreement or for the breach thereof, shall first be settled amicably by mutual consultation between the parties. If the parties fail to settle the same amicably within sixty (6) days from its occurrence, it shall be settled by arbitration in Seoul, the Republic of Korea, in accordance with the rules of the Korean Commercial Arbitration Board, if LGE is the defending party, and in Phoenix, Arizona, U.S.A. in accordance with the Commercial Arbitration Rules of the American Arbitration Association, if Vodavi is the defending party. Arbitrator’s award shall be final and binding in the parties hereto. The expenses and fees incurred in Arbitration procedure shall be borne by the losing party as determined by the arbitrator.

29.	FORCE MAJEURE

Neither party shall be deemed in default of this Agreement or any Order hereunder to the extent that any delay or failure in the performance of its obligations results from an act of God, act of Civil or military authority, embargo, epidemic, war, riot, insurrection, fire, explosion, earthquake, flood, unusually severe weather conditions, strike (whether or not such strike could be settled by acceding to the demands of a labor organization), or any cause beyond its reasonable control, provided that such party gives the other party prompt notice of such cause of contingency. If any force majeure continues more than sixty (60) days and Vodavi’s customer will cancel its purchase order, Vodavi may cancel the purchase order.

30.	ENTIRE AGREEMENT

This Agreement and any P/O issued hereunder shall constitute the entire Agreement between Vodavi and LGE with respect to the subject terms. Any and all prior representations and agreements, oral or written, expressed or implied, with respect to the subject matter hereof, are merged herein and are superseded by this Agreement. No terms of Vodavi’s P/O or LGE’s acknowledgement of a P/O which are additional to the terms of this Agreement shall be of any effect, unless agreed to in writing.

31.	NOTICES

All notices hereunder shall be in writing and shall be given by airmail letter (or cable or telegraph subsequently confirmed by airmail letter) and shall be directed to the parties at their address as set forth below unless contrary indication is given in writing to the other party.

LG Electronics Inc.	Vodavi Communications Systems
679 Yoksam-dong	4717 E. Hilton Avenue, Suite 400
Kangnam-gu	Phoenix, AZ 85034
Seoul, Korea	Attn: President

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, as of the date first above written, by their respective duly authorized representatives.

ON BEHALF OF	ON BEHALF OF
LG ELECTRONICS INC.	VODAVI COMMUNICATIONS
SYSTEMS, INC.

BY: /s/ Keun. Lee	BY: /s/ Gregory K. Roeper

NAME: KEUN. LEE	NAME: GREGORY K. ROEPER

TITLE: VICE PRESIDENT	TITLE: PRESIDENT AND CEO

DATE: March 4, 2005	DATE: March 28, 2005